Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 25, 2005 with respect to the financial statements of ESP Pharma Holdings and Subsidiary, in the Current Report on Form 8-K/A (Amendment No. 1) of Protein Design Labs, Inc.  We also consent to the incorporation by reference therein of our report dated March 12, 2004 with respect to the financial statements of ESP Pharma Holdings and Subsidiary as of December 31, 2003 and 2002 and for the year ended December 31, 2003 and the period form April 15, 2002 (inception) to December 31, 2002 included in the Current Report of Protein Design Labs, Inc. on Form 8-K filed February 7, 2005.

/s/ Ernst & Young LLP

MetroPark, New Jersey
June 1, 2005